FLEXSHARES TRUST

AMENDMENT NO. 1 TO

AMENDED AND RESTATED EXPENSE REIMBURSEMENT AGREEMENT

This Amendment dated as of February 2, 2018 is entered into by and between FLEXSHARES TRUST (the “Trust”), a Maryland statutory trust and a registered investment company under the Investment Company Act of 1940, as amended and NORTHERN TRUST INVESTMENTS, INC. (“NTI”).

WHEREAS, NTI serves as investment adviser to each existing portfolio of the Trust (each a “Fund” and collectively, the “Funds”) pursuant to an Investment Advisory and Ancillary Services Agreement between the Trust and NTI dated August 23, 2011, as amended;

WHEREAS, NTI has undertaken to reimburse certain expenses for each of the Funds pursuant to an Amended and Restated Expense Reimbursement Agreement dated March 1, 2017 (the “Agreement”); and

WHEREAS, NTI and the Trust wish to extend the contractual expense reimbursement arrangements as set forth in paragraphs 1, 2 and 3 of the Agreement (the “Obligations”) until March 1, 2019 or March 1, 2020, as provided more particularly therein.

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Paragraph 5 of the Agreement is amended and restated as follows:

The obligations in paragraphs 1, 2 and 3 (the “Obligations”) shall continue until March 1, 2019 with respect to each Fund, as applicable. The provisions with respect to paragraph 4 (“Currency Hedged Funds Obligation”) of this Agreement shall continue until March 1, 2020. The Obligations and Currency Hedged Funds Obligations with respect to one or more Funds, as applicable, may be extended by mutual agreement of the parties. Notwithstanding the foregoing, this Agreement may be terminated by the Trust’s Board of Trustees, with respect to any Fund, in part or entirely, at any time if it determines that such termination is in the best interest of the Fund and its shareholders.

2. Except to extent amended hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as hereby amended.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

FLEXSHARES TRUST

By:	/s/ Peter K. Ewing
Name: Peter K. Ewing
Title: President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Peter K. Ewing
Name: Peter K. Ewing
Title: Senior Vice President

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